UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements combine the separate historical financial information of Lemonade, Inc. ("Lemonade") and Metromile, Inc. ("Metromile") after giving effect to the Mergers (as described in Note 1 below), and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” below. The unaudited pro forma condensed combined financial statements give effect to the Mergers, as if they had been completed as of March 31, 2022 for purposes of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2021 for the purposes of the unaudited pro forma condensed and combined statements of operations and comprehensive loss.
The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:
•the accompanying notes to the unaudited pro forma condensed combined financial statements;

•Lemonade’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, included in Lemonade’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022;
•Metromile’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, included herein;
•Lemonade’s separate unaudited historical consolidated financial statements and accompanying notes as of and for three months ended March 31, 2022, included in Lemonade’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the SEC on May 10, 2022; and
•Metromile’s separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2022 included herein.
In connection with the plan to integrate the operations of Lemonade and Metromile following the completion of the mergers, Lemonade anticipates that nonrecurring charges will be incurred. Lemonade is not able to determine the timing, nature, and amount of these charges as of the date of this Form 8-K/A. However, these charges will affect the results of operations of Lemonade and Metromile, as well as those of the combined company following the completion of the mergers, in the period in which they are incurred. The unaudited pro forma condensed combined financial statements do not include the effects of costs associated with any restructuring or integration activities resulting from the transaction, as such costs cannot be determined at this time.

The pro forma financial information reflects adjustments that management believes are necessary to present fairly, the combined pro forma financial position and results of operations following the closing of the transaction as of and for the periods indicated. The adjustments are based on currently available information and assumptions that management believes are, under the circumstances and given the information available at this time, reasonable. These adjustments are based on preliminary estimates and will be finalized within the measurement period that will not extend beyond 12 months from the close of the transaction. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information and the combined entity’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Mergers. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The pro forma financial information has been prepared by Lemonade in accordance with Regulation S-X Article 11, Pro Forma Financial information (“Article 11”). Additionally, the unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2022
(in millions, except for per share amounts)

			Transaction Accounting Adjustments			Pro Forma Combined
	Lemonade Historical	Metromile Historical	Reclassification Adjustments (Note 3)	Pro Forma Adjustments (Note 6)
Assets
Fixed maturities available-for-sale, at fair value	$694.7	$67.1	$—	$—		$761.8
Short-term investments	83.2	—	—	—		83.2
Total investments	777.9	67.1	—	—		845.0
Cash, cash equivalents and restricted cash	235.0	122.9	—	—		357.9
Premium receivable, net	135.6	18.5	—	—		154.1
Reinsurance recoverable	112.5	7.1	—	—		119.6
Prepaid reinsurance premium	156.7	0.4	—	—		157.1
Prepaid expenses and other assets	—	27.3	(27.3)	—		—
Deferred acquisition costs	6.7	1.2	—	(1.2)	(B)	6.7
Property and equipment, net	13.0	12.2	—	—		25.2
Intangible assets	0.6	29.5	—	6.5	(A)	36.6
Value of business acquired	—	—	—	1.6	(B)	1.6
Other assets	57.4	—	27.3	(5.4)	(C)	79.3
Assets held for sale	—	9.3	—	—		9.3
Total Assets	$1,495.4	$295.5	$—	$1.5		$1,792.4

Liabilities and Stockholders' Equity
Unpaid loss and loss adjustment expense	$107.6	$76.9	$—	$4.9	(D)	$189.4
Unearned premium	222.4	16.9	—	—		239.3
Funds held for reinsurance treaties	108.2	—	—	—		108.2
Deferred ceding commission	38.8	—	—	—		38.8
Ceded premium payable	34.8	—	—	—		34.8
Trade payables	2.6	8.4	—	—		11.0
Deferred revenue	—	—	—	—		—
Warrant liability	—	1.0	—	(0.5)	(E)	0.5
Other liabilities and accrued expenses	68.3	28.5	—	(2.1)	(C)	109.9
				15.2	(F)
Liabilities held for sale	—	6.2	—	—		6.2
Total Liabilities	582.7	137.9	—	17.5		738.1
Commitments and contingencies
Stockholders' equity
Common stock	—	—	—	—	(G)	—
Additional paid-in capital	1,568.2	775.5	—	137.7	(G)	1,705.9
				(775.5)	(G)
Accumulated deficit	(636.7)	(617.4)	—	617.4	(G)	(632.8)
				(15.2)	(F)
				19.1	(H)
Accumulated other comprehensive income	(18.8)	(0.5)	—	0.5	(G)	(18.8)
Total Stockholders' Equity	912.7	157.6	—	(16.0)		1,054.3
Total Liabilities and Stockholders’ Equity	$1,495.4	$295.5	$—	$1.5		$1,792.4
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2022
(in millions, except per share data)

			Transaction Accounting Adjustments			Pro Forma Combined
	Lemonade Historical	Metromile Historical	Reclassification Adjustments - Note 3	Pro Forma Adjustments - Note 7
Revenue
Net earned premium	$27.4	$19.2	$—	$—		$46.6
Ceding commission income	14.0	—	0.1	—		14.1
Net investment income	0.9	—	—	—		0.9
Commission and other income	2.0	—	1.4	—		3.4
Other revenue	—	1.5	(1.5)	—		—
Total revenue	44.3	20.7	—	—		65.0
Expense
Loss and loss adjustment expense, net	24.4	22.1	—	—		46.5
Other insurance expense	9.1	5.3	1.7	(0.3)	(B)	15.5
				(0.3)	(A)
Sales and marketing	38.3	—	6.1	—		44.4
Sales, marketing and other acquisition costs	—	6.5	(6.5)	—		—
Technology development	16.9	4.3	—	—		21.2
Amortization of capitalized software	—	3.4	(3.4)	—		—
Other operating expenses	—	13.6	(13.6)	—		—
General and administrative	28.2	—	15.7	(1.1)	(C)	42.8
Decrease in fair value of stock warrant liability	—	(0.1)	—	—		(0.1)
Total expense	116.9	55.1	—	(1.7)		170.3
Loss before income taxes	(72.6)	(34.4)	—	1.7		(105.3)
Income tax expense	2.2	—	—	—	(E)	2.2
Net loss	$(74.8)	$(34.4)	$—	$1.7		$(107.5)

Other comprehensive income, net of tax
Unrealized loss on investments	(14.3)	(0.3)	—	—		(14.6)
Foreign currency translation adjustment	(1.1)	—	—	—		(1.1)
Comprehensive loss	$(90.2)	$(34.7)	—	$1.7		$(123.2)
Per share data:
Net loss per share attributable to common stockholders - basic and diluted	$(1.21)	$(0.27)			(G)	$(1.57)
Weighted average common shares outstanding-basic and diluted	61,698,568	128,715,031			(G)	68,523,814

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2021
(in millions, except per share data)

			Transaction Accounting Adjustments			Pro Forma Combined
	Lemonade Historical	Metromile Historical	Reclassification Adjustments - Note 3	Pro Forma Adjustments - Note 7
Revenue
Net earned premium	$77.0	$75.6	$—	$—		$152.6
Ceding commission income	44.9	—	24.4	—		69.3
Net investment income	1.9	0.1	—	—		2.0
Commission and other income	4.6	—	4.8	—		9.4
Other revenue	—	29.2	(29.2)	—		—
Total revenue	128.4	104.9	—	—		233.3
Expense
Loss and loss adjustment expense, net	71.9	88.5	—	—		160.4
Other insurance expense	24.1	20.3	64.3	0.3	(B)	106.5
				(2.5)	(A)
Sales and marketing	141.6	—	43.4	—		185.0
Sales, marketing and other acquisition costs	—	103.0	(103.0)	—		—
Technology development	51.8	16.0	—	—		67.8
Amortization of capitalized software	—	11.3	(11.3)	—		—
Other operating expenses	—	63.5	(63.5)	—		—
General and administrative	72.6	—	70.1	(2.0)	(C)	154.3
				13.6	(D)
Interest expense	—	16.0	—	—		16.0
Impairment on digital assets	—	0.2	—	—		0.2
Increase in fair value of stock warrant liability	—	2.6	—	—		2.6
Total expense	362.0	321.4	—	9.4		692.8
Gain on bargain purchase	—	—	—	19.1	(E)	19.1
Loss before income taxes	(233.6)	(216.5)	—	9.7		(440.4)
Income tax expense	7.7	—	—	—	(F)	7.7
Net loss	$(241.3)	$(216.5)	$—	$9.7		$(448.1)

Other comprehensive income, net of tax
Unrealized loss on investments	(5.7)	(0.1)	—	—		(5.8)
Foreign currency translation adjustment	0.5	—	—	—		0.5
Comprehensive loss	$(246.5)	$(216.6)	$—	$9.7		$(453.4)
Per share data:
Net loss per share attributable to common stockholders - basic and diluted	$(3.94)	$(1.89)			(G)	$(6.58)
Weighted average common shares outstanding-basic and diluted	61,224,433	114,609,563			(G)	68,107,457

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.Description of Transaction

On July 28, 2022, Lemonade, Inc., a Delaware corporation (the “Company,”) completed the acquisition of Metromile, Inc. (“Metromile”), a Delaware corporation (“Metromile”) pursuant to the Agreement and Plan of Merger, dated as of November 8, 2021 (the “Merger Agreement”), by and among the Company, Citrus Merger Sub A, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Acquisition Sub I”), Citrus Merger Sub B, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Acquisition Sub II”) and Metromile. Pursuant to the Merger Agreement, Acquisition Sub I merged with and into Metromile, with Metromile surviving as a wholly owned subsidiary of the Company (the “First Merger”) and following the First Merger, Metromile merged with and into Acquisition Sub II, with Acquisition Sub II surviving as “Metromile, LLC” (the “Second Merger,” and together with the First Merger, the “Mergers”). Pursuant to the Merger Agreement, on the closing date, the former shareholders of Metromile exchanged all of the issued and outstanding shares for a total of 6,901,934 shares of Lemonade common stock. On July 28, 2022, Metromile delisted the Metromile common stock and warrants from Nasdaq.

2.     Basis of Presentation

The above unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2022 and for the year ended December 31, 2021 are derived from the historical financial statements of Lemonade and Metromile after giving effect to the Mergers. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to these transactions as if they had been completed on March 31, 2022. The unaudited pro forma condensed combined statements operations and comprehensive loss for the three months ended March 31, 2022 and the year ended December 31, 2021 give pro forma effect to these transactions as if they had been completed on January 1, 2021. Certain amounts may not foot due to rounding to millions.
The transaction is accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Lemonade considered the acquirer for accounting purposes. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the merger consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more evident and, thus more reliably measurable.
Under ASC 805, all of the Metromile assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair value, while transaction costs and integration costs associated with the business combination are expensed as incurred. The excess of estimated fair value of assets acquired and liabilities assumed over the the purchase price is recorded as bargain purchase gain. Subsequent to the completion of the Mergers, Lemonade and Metromile implemented an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.
The purchase price consideration and estimated fair values of assets acquired and liabilities assumed from Metromile will be updated and finalized within the measurement period that will not extend beyond 12 months from the close of the transaction. Estimated fair value adjustments could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements as presented below.

The estimated identifiable finite lived intangible assets include internally developed technology and value of business acquired ("VOBA"). The weighted average useful life of the internally developed technology intangible is estimated to be 3 years. VOBA is expected to be fully amortized in less than a year. Identifiable intangible assets also include insurance licenses which are estimated to have an indefinite life, and are therefore not amortized, but will be subject to periodic impairment testing and are subject to the same risks and uncertainties noted for the identifiable finite lived assets.

Management has recorded reclassifications of Metromile’s financial information to conform to Lemonade’s financial statement presentation. In addition, Lemonade management reviewed Metromile’s accounting policies and determined that no significant differences in accounting policies require adjustment to conform to Lemonade’s accounting policies. Management however, may identify further differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

3.     Reclassification Adjustments

The Pro Forma Financial Statements have been adjusted to reflect reclassifications of Metromile’s historical financial statements to conform to Lemonade’s financial statement presentation, which is summarized below ($ amounts in millions).
Pro Forma Balance Sheet as of March 31, 2022:
•Reclassification of $27.3 million from Prepaid expenses and other assets to Other assets.
Pro Forma Statement of Operations and Comprehensive Loss for the three months ended March 31, 2022:
•Reclassification of $1.5 million from Other revenue to Ceding commission income and Commission and other income;
•Reclassification of $6.5 million from Sales, marketing and other acquisition costs to Sales and marketing and Other insurance expense;
•Reclassification of $13.6 million from Other operating expenses to General and administrative and Other insurance expense; and
•Reclassification of $3.4 million from Amortization of capitalized software to General and administrative.
Pro Forma Statement of Operations and Comprehensive Loss for the year ended December 31, 2021:
•Reclassification of $29.2 million of Other revenue to Ceding commission income and Commission and other income;

•Reclassification of $103.0 million from Sales, marketing and other acquisition costs to Sales and marketing and Other insurance expense;
•Reclassification of $63.5 million from Other operating expenses to General and administrative and Other insurance expense; and
•Reclassification of $11.3 million from Amortization of capitalized software to General and administrative.

4.     Merger Consideration

Merger Consideration

The fair value of merger consideration, or the purchase price, in the unaudited pro forma financial information is approximately $137.7 million. This amount was derived based on the 131,140,667 issued and outstanding common stock of Metromile on July 28, 2022, and applying the exchange ratio of 0.05263 and closing price of Lemonade common stock of $19.84 per share as of closing date.

Replacement Equity Awards

The fair value of assumed Metromile equity awards which includes stock options and and restricted stock units which are attributable to pre combination service amounted to $0.8 million at the completion of the Merger, and is considered part of the purchase price.

Additional Shares

Additional Shares are considered to be contingent consideration which requires recognition of this consideration at fair value under ASC 805. Management has determined that the Additional Shares are equity-classified instruments. Given that the contingencies are not probable of being met within the contingency period, the fair value was assessed to be zero for these Additional Shares.

For purposes of the pro forma financial information, the following table presents the components of the merger consideration (in millions, except for number of shares and per share amount):

Lemonade common stock issued to existing Metromile common stockholders	6,901,934
Lemonade common stock closing price at July 28, 2022	$19.84
Merger consideration exchange of Metromile common stock to Lemonade common stock	$136.9
Fair value of Metromile assumed equity awards	0.8
Total Merger Consideration	$137.7

5.     Preliminary Fair Value Estimate of Assets Acquired and Liabilities Assumed
The table below represents an initial allocation of the merger consideration to Metromile’s tangible and intangible assets acquired and liabilities assumed based on Lemonade’s initial estimate of their respective fair values and the working capital balances that existed as of March 31, 2022. The pro forma financial information do not give effect to normal course changes in our cash and other working capital balances through the closing date. Due to the pro forma financial statements being prepared based on preliminary estimates of fair value of the net assets acquired as of closing date, the final purchase allocation and the effect on our financial position and results of operations may differ significantly from the pro forma amounts included herein.

Preliminary Purchase Price Allocation
(in millions)
Assets Acquired
Fixed maturities available for sale, at fair value	$67.1
Cash, cash equivalents and restricted cash	122.9
Premiums receivable	18.5
Reinsurance recoverable	7.1
Prepaid reinsurance premium	0.4
Value of business acquired	1.6
Property and equipment, net	12.2
Intangible assets	36.0
Other assets	21.9
Assets held for sale	9.3
Total Assets Acquired	$297.0
Liabilities Assumed
Unpaid loss and loss adjustment expenses	$81.8
Ceded premium payable	8.8
Unearned premium	16.9
Deferred revenue	—
Trade payable	8.4
Warrant liability	0.5
Other liabilities and accrued expenses	17.6
Liabilities held for sale	6.2
Total Liabilities Assumed	$140.2
Net Assets Acquired	$156.8

Merger Consideration	$137.7
Bargain Purchase Gain	$19.1

The preliminary purchase price allocation has been used to prepare the pro forma adjustments in the pro forma condensed combined financial information. Final purchase price allocation is subject to change as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed from Metromile becomes available, and finalized within the measurement period that will not extend beyond 12 months from the close of the transaction. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments which may include changes in valuation of assets acquired and liabilities assumed, including but not limited to intangible assets, fixed assets, and the residual goodwill or bargain purchase gain.

In addition, as discussed above, the preliminary purchase price allocation for pro forma purposes does not give effect to changes in working capital balances subsequent to March 31, 2022. Accordingly, the calculation of goodwill or a bargain purchase gain will be impacted by the final working capital balances. Based on the preliminary working capital balances as of the closing date, the Company currently estimates that the fair value of the identifiable assets and liabilities may exceed the merger consideration and would be reflected as goodwill due to a significant net increase in working capital. However, as the pro forma assumes a March 31, 2022 closing date, the calculated bargain purchase gain of $19.1 million is reflected.

6.     Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Explanations of the adjustments to the unaudited pro forma condensed combined balance sheet are as follows:
A.    Represents the estimated fair value of acquired identifiable intangibles (i.e., technology asset and insurance licenses) that were previously not carried at fair value.
B.    Represents the removal of unamortized historical deferred policy acquisition costs (DAC) and the establishment of VOBA based on the preliminary fair value.
C.    Represents the adjustment to the carrying value of the right-of-use assets and lease liabilities to account for acquired leases as new leases under purchase accounting pursuant to US GAAP.

D.    Represents the adjustment to estimated fair value of unpaid loss and loss adjustment expense.
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E.    Represents the adjustment to estimated fair value of warrant liability assumed.
F.    Represents the accrual of the estimated severance payment of $3.1 million, and the estimated transaction costs of $10.5 million, of which $1.1 million is attributable to Lemonade and $9.4 million attributable to Metromile. The transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. As of March 31, 2022, accrued transactions costs amounted to $1.8 million for Lemonade and $2.0 million for Metromile.
G.    Represents the removal of historical equity and the establishment of the preliminary merger consideration.
H.    Represents the estimated gain of $19.1 million recognized in Accumulated Deficit as the difference between the purchase price of $137.7 million (refer to Note 4) and the fair value of net assets acquired of $156.8 million (refer to Note 5). As discussed in Note 5, the preliminary purchase price allocation for pro forma purposes does not give effect to changes in working capital balances subsequent to March 31, 2022. Accordingly, the calculation of goodwill or a bargain purchase gain will be impacted by the final working capital balances.

7.    Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

Explanations of the adjustments to the unaudited pro forma condensed combined statement of operations and comprehensive loss are as follows:

A.    Represents the amortization on the adjustment of the reserves to fair value.

B.    Represents the removal of historical DAC amortization, offset by the amortization related to the newly established VOBA asset.

C.    Represents the amortization of newly established intangible assets. Subsequent to the Mergers, the expected amortization expense relating to the preliminary fair value of the acquired intangible assets (excluding VOBA) is reflected in the table below. The pro forma amortization adjustment is $2.3 million and $9.3 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively. The pro forma amortization adjustments include the removal of historical amortization expense of $3.4 million and $11.3 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively.

	Estimated fair value ($ in millions)	Estimated average useful life (in years)	Estimated Annual Amortization Expense ($ in millions)
Technology Assets	$28.0	3	$9.3
Insurance Licenses	8.0	Indefinite	—
Total	$36.0		$9.3

D.    Reflects the impact of the estimated severance payment and transaction costs of $15.2 million. These costs are not expected to recur beyond 12 months following the close of the transaction.

E.    Represents an estimated gain of $19.1 million as a result of non-recurring bargain purchase gain (refer to (H) in Note 6).

F.    After the acquisition, Lemonade will file a consolidated tax return that will include Metromile. Lemonade is expected to continue maintaining a full valuation allowance against net deferred tax assets. Metromile is also expected to have net deferred tax assets offset by a full valuation at acquisition. As such, there were no pro forma adjustments related to taxes as tax effects of pro forma adjustments are fully offset by the valuation allowance.

G.    The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Lemonade’s shares outstanding as if the Transactions occurred on January 1, 2021. The calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented. Since Lemonade has a net loss position in both the historical and pro forma results of operations, any dilutive shares that were identified in calculating the historical EPS would stay as anti-dilutive for the pro forma calculations. The following table sets forth the calculation of basic and diluted loss per share (in millions, except for number of shares and per share amounts):.

	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Numerator:
Net loss attributable to common shareholders - Lemonade	$(74.8)	$(241.3)
Net loss attributable to common shareholders - Metromile	(34.4)	(216.5)
Pro forma transaction adjustments	1.7	9.7
Pro forma net loss attributable to common shareholders	$(107.5)	$(448.1)
Denominator:
Pro forma weighted average common shares - basic and diluted	68,523,814	68,107,457
Pro forma loss per share - basic and diluted	$(1.57)	$(6.58)